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                           KIMCO REALTY CORPORATION
                           (a Maryland Corporation)

                                 Common Stock

                                TERMS AGREEMENT


                                                          Dated:  April 16, 1998


To: Kimco Realty Corporation
    3333 New Hyde Park Road
    Suite 100
    New Hyde Park, New York 11042-0020

Attention: Chairman of the Board of Directors

Dear Sirs:

        We (the "Underwriter") understand that Kimco Realty Corporation, a Maryland corporation (the "Company"), proposes to issue and sell the number of shares of its common stock, $.01 par value per share (the "Common Stock"), set forth below (the "Underwritten Securities"). Subject to the terms and conditions set forth or incorporated by reference herein, we offer to purchase the Initial Underwritten Securities (as defined in the Underwriting Agreement referred to below) and the Option Securities (as defined in the Underwriting Agreement) to the extent any are purchased, at the purchase price set forth below.

        The Underwritten Securities shall have the following terms:

Title of Securities: Common Stock, $.01 par value

Number of Shares: 460,000

Public offering price per share: $36.0625

Purchase price per share: $34.2625

Number of Option Securities: None

Delayed Delivery Contracts: not authorized

Closing date and location: April 21, 1998; Chapman and Cutler, 111 West Monroe
        Street, Chicago, IL 60603

Additional Closing Conditions Pursuant to Section 5 of the Underwriting
        Agreement referred to below: At the Closing Time, the Underwriter shall have received from Ernst & Young, L.L.P., a letter dated such date, in form and substance satisfactory to the Underwriter, with respect to The Price REIT, Inc.

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        All the provisions contained in the document attached as Annex A hereto entitled "Kimco Realty Corporation--Common Stock, Warrants to Purchase Common Stock, Preferred Stock and Depositary Shares--Underwriting Agreement" are hereby incorporatad by reference in their entirety herein and shall be deemed to be a part of this Terms Agreement to the same extent as if such provisions had been set forth in full herein. Terms defined in such document are used herein as therein defined.

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        Please accept this offer on April 16, 1998 by signing a copy of this
Terms Agreement in the space set forth below and returning the signed copy to us.

                                        Very truly yours,

                                        EDWARD D. JONES & CO., L.P.



                                        By /s/ T. William Hizar, Jr.
                                           --------------------------
                                           Name: T. William Hizar, Jr.
                                           Title: Principal


ACCEPTED

KIMCO REALTY CORPORATION


By /s/ Michael V. Pappagallo
   ---------------------------
   Name: Michael V. Pappagallo
   Title: Vice President - Chief Financial Officer

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